FOR IMMEDIATE RELEASE

CONTACT:      FREDDIE M. KOTEK
                           CHIEF FINANCIAL OFFICER
                           ATLAS AMERICA, INC.
                           1845 WALNUT STREET, SUITE 1000
                           PHILADELPHA, PA 19103
                           (215) 546-5005
                           (215) 546-5388 (facsimile)

ATLAS AMERICA, INC.
REPORTS OPERATING RESULTS
FOR FOURTH FISCAL QUARTER AND YEAR ENDED SEPTEMBER 30, 2004

Philadelphia, PA –December 7, 2004 — Atlas America Inc. (NASDAQ: ATLS) (“ATLS” or the “Company”) reported net income of $6.9 million and $21.2 million for the fourth fiscal quarter and year ended September 30, 2004 as compared to $5.1 million and $13.9 million for the fourth fiscal quarter and year ended September 30, 2003, an increase of 36% and 52%, respectively. Net income per common share-basic and diluted was $.52 and $1.81 for the fourth fiscal quarter and year ended September 30, 2004 as compared to net income per common share-basic and diluted of $0.48 and $1.30 per common share for the fourth fiscal quarter and year ended September 30, 2003, an increase of $0.04 and $0.51, respectively.

Earnings before interest, taxes, depreciation, depletion and amortization (EBITDA) were $16.6 million for the fourth fiscal quarter ended September 30, 2004 as compared to $10.6 million for the fourth fiscal quarter ended September 30, 2003, an increase of 57%. For the year ended September 30, 2004, EBITDA was $50.2 million compared to $34.0 million for the year ended September 30, 2003, an increase of 47%. The following table reconciles EBITDA to our net income for the three months and years ended September 30, 2004 and 2003 (in thousands).

	Three Months Ended September 30,		Years Ended September 30,
	2004	2003	2004	2003
Net income	$ 6,946	$ 5,089	$21,187	$13,912
Plus:
Interest expense	1,461	452	2,881	1,961
Provision for income taxes	3,741	2,357	11,409	6,757
Depreciation, depletion and amortization	4,463	2,653	14,700	11,595

EBITDA	$16,611	$10,551	$50,177	$34,225

Management of ATLS believes that EBITDA provides additional information with respect to ATLS’s ability to meet its debt service, capital expense and working capital requirements. EBITDA is a commonly used measure of a business’ ability to generate cash flow without consideration of its financing structure. This measure is widely used by commercial banks, investment bankers, rating agencies and investors in evaluating performance relative to peers and pre-set performance standards. It is also a financial measurement that, with certain negotiated adjustments, is reported to ATLS’s banks to establish conformance with its financial covenants under its current credit facility. EBITDA is not a measure of financial performance under GAAP and, accordingly, should not be considered as a substitute for net income or cash flows from operating activities prepared in accordance with GAAP.

Pro-forma net income, a non-GAAP measure, was $7.4 million and $21.7 million for the three months and year ended September 30, 2004, respectively, or $.56 and $1.95 per share-basic and diluted for each period, respectively. This excludes a one-time charge of $491,000 (net to ATLS) resulting principally from the write-off of acquisition costs in connection with the terminated acquisition of Alaska Pipeline Company (“APC”). Atlas Pipeline Partners, L.P. (NYSE: APL)(“APL” or “the Partnership”) is currently pursuing its remedies under the acquisition agreement. The following table reconciles net income to pro-forma net income for the three months and years ended September 30, 2004 and 2003.

	Three Months Ended September 30,		Years Ended September 30,
	2004	2003	2004	2003
	(unaudited, in thousands, except per share data)
Net income	$6,946	$5,089	$21,187	$13,912
Company's share of charge resulting from
terminated acquisition, net of taxes	491	--	491	--

Pro-forma net income	$7,437	$5,089	$21,678	$13,912

Pro-forma net income per share basic and diluted	$ 0.56	$ 0.48	$ 1.95	$ 1.30

Pro-forma net income excludes the charge for “Terminated acquisition” which refers to the Company’s share of the net income of the Partnership in the absence of expense charges related to the terminated acquisition of APC. On July 1, 2004, SEMCO Energy, Inc., the owner of APC, sent APL a notice purporting to terminate the transaction. APL is currently pursuing its remedies under the acquisition agreement. In connection with the acquisition, APL has incurred $3.0 million of costs which, in accordance with GAAP policies, have been fully expensed in the three month period ended September 30, 2004. The management of ATLS believes that the net income excluding the charge for ”Terminated acquisition” is more fairly indicative of the continuing performance of the Company during the three months and year ended September 30, 2004. Further, the resulting pro-forma net income and pro-forma net income per share basic and diluted have been presented for information purposes. Pro-forma net income which excludes the charge for ”Terminated acquisition” is not a measure of financial performance under GAAP and, accordingly, should not be considered as a substitute for net income prepared in accordance with GAAP.

Fiscal 2004 was highlighted by the Company’s completion in May of its initial public offering of 2,645,000 shares of common stock at a price of $15.50 per common share which includes the underwriters’ exercise of the overallotment option. In July, APL completed the acquisition of Spectrum Field Services, Inc. (“Spectrum”) for $142.4 million. In October, the Company completed its fund raising for the 2004 calendar year with a record of $111.9 million.

Reserves

o	Proved reserves net to our interest grew to 155.8 billion cubic feet of natural gas equivalents at September 30, 2004 up 8.0% from 144.4 billion cubic feet at September 30, 2003.

o	The PV-10 value of these reserves grew to $320.4 million on September 30, 2004 up 67% from $191.4 million on September 30, 2003.

o	We manage an additional 209.4 billion cubic feet of reserves for our investing partners up 12% from 187.8 billion cubic feet of reserves.

o	The PV-10 value of the reserves we manage for others was $457.1 million at September 30, 2004 up 67% from $273.5 million.

Drilling & Fundraising

o	The number of wells we drilled, net to both our interest and that of our sponsored drilling investment partnerships, increased to 450 wells in fiscal 2004 from 282 wells in fiscal 2003 up 60%.

o	We expect to drill approximately 650 net wells in fiscal 2005.

o	We raised $111.9 million in calendar year 2004 up from $75.1 million in calendar year 2003.

Acreage

o	Atlas has an acreage position of approximately 483,600 gross acres and a net position of 433,200 acres at September 30, 2004 up from 431,200 gross acres and 379,000 net acres at September 30, 2003, an increase of 12% in gross acres and 14% in net acres.

o	Undeveloped acreage at September 30, 2004 was 249,800 gross acres and 236,000 net acres up from 205,400 gross acres and 190,500 net acres at September 30, 2003, an increase of 22% and 24% respectively

Wells & Production

o	We had interests in 5,755 gross wells including royalty and overriding royalty interests in 628 wells at September 30, 2004, an increase from 5,300 gross wells including 601 overriding royalty interests in wells at September 30, 2003.

o	We operate approximately 84% of the wells in which we have an interest.

o	Natural gas production for our account was 19.9 million cubic feet per day during fiscal 2004 up from 19.1 million cubic feet per day during fiscal 2003, an increase of 4%.

o	Oil production rose 13% to 495 barrels per day in fiscal 2004 from 438 barrels per day in fiscal 2003.

Atlas America, Inc. is an energy company engaged primarily in the development and production of natural gas in the Appalachian Basin for its own account and for its investors through the offering of tax advantaged investment programs. Atlas America also owns 100% of the general partner of Atlas Pipeline Partners, L.P. (NYSE:APL) and owns an additional 1,641,026 subordinated units. APL owns and operates more than 3,300 miles of natural gas gathering pipelines in Oklahoma, Texas, Pennsylvania, New York and Ohio and a gas processing facility in Oklahoma. For more information, please visit our website at www.atlasamerica.com, or contact investor relations at pschreiber@atlasamerica.com.

Certain matters discussed within this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Atlas America, Inc. believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include financial performance, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in the Company’s reports filed with the SEC, including quarterly reports on Form 10Q, reports on Form 8-K and annual reports on Form 10-K.

The remainder of this release contains the Company’s consolidated balance sheets, statements of income and other related information relating to the Company’s operations during the periods indicated.

ATLAS AMERICA, INC.
CONSOLIDATED BALANCE SHEETS
SEPTEMBER 30, 2004 AND 2003

	2004	2003
	(in thousands, except share data)
ASSETS
Current assets:
Cash and cash equivalents	$ 29,192	$ 25,372
Accounts receivable	24,113	12,362
Prepaid expenses	2,433	1,131

Total current assets	55,738	38,865
Property and equipment, net	313,091	142,260
Other assets	7,955	5,554
Intangible assets, net	7,243	8,239
Goodwill, net of accumulated amortization of $4,532	37,470	37,470

	$ 421,497	$232,388

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$ 3,401	$ 56
Accounts payable	20,869	14,663
Liabilities associated with drilling contracts	29,375	22,157
Accrued producer liabilities	8,815	--
Accrued liabilities	14,767	4,151

Total current liabilities	77,227	41,027
Long-term debt	82,239	31,138
Advances from parent	10,413	4,498
Deferred tax liability	21,442	21,031
Other liabilities	6,949	3,207
Minority interest	132,224	43,976
Commitments and contingencies	--	--
Stockholders' equity:
Preferred stock, $0.01 par value: 1,000,000 authorized shares	--	--
Common stock, $0.01 par value: 49,000,000 authorized shares	133	107
Additional paid-in capital	75,584	38,619
Accumulated other comprehensive loss	(2,553)	--
Retained earnings	17,839	48,785

Total stockholders' equity	91,003	87,511

	$ 421,497	$232,388

ATLAS AMERICA, INC. CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended September 30,		Years Ended September 30,
	2004	2003	2004	2003
	(in thousands, except per share data)
REVENUES
Well drilling	$22,303	$ 14,712	$ 86,880	$ 52,879
Gas and oil production	13,554	11,088	48,526	38,639
Gathering, transmission and processing	31,730	1,591	36,252	5,901
Well services	2,224	1,845	8,430	7,634
Other income (expense)	159	(23)	768	636

	69,970	29,213	180,856	105,689
COSTS AND EXPENSES
Well drilling	19,394	12,793	75,548	45,982
Gas and oil production and exploration	1,461	2,291	8,838	8,485
Gathering, transmission and processing	26,103	612	27,870	2,444
Well services	1,328	931	4,399	3,774
General and administrative	1,313	762	6,076	6,532
Depreciation, depletion and amortization	4,463	2,653	14,700	11,595
Interest	1,461	452	2,881	1,961
Terminated acquisition	2,987	--	2,987	--
Minority interest in Atlas Pipeline Partners, L.P.	773	1,465	4,961	4,439

	59,283	21,959	148,260	85,212

Income from continuing before income taxes	10,687	7,254	32,596	20,477
Provision for income taxes	3,741	2,357	11,409	6,757

	6,946	4,897	21,187	13,720
Income from discontinued operations, net of taxes of
$(103)	--	192	--	192

Net income	$ 6,946	$ 5,089	$ 21,187	$ 13,912

Net income per common share - basic
From continuing operations	$ 0.52	$ 0.46	$ 1.81	$ 1.28
Discontinued operations	--	0.02	--	0.02

Net income per common share	$ 0.52	$ 0.48	$ 1.81	$ 1.30

Weighted average common shares outstanding	13,333	10,688	11,683	10,688

Net income per common share - diluted
From continuing operations	$ 0.52	$ 0.46	$ 1.81	$ 1.28
Discontinued operations	--	0.02	--	0.02

Net income per common share	$ 0.52	$ 0.48	$ 1.81	$ 1.30

Weighted average common shares	13,338	10,688	11,684	10,688

Results of Operations

The following table sets forth information relating to our production revenues, production volumes, sales prices, production costs as a percentage of natural gas and oil revenues and depletion for our operations during the periods indicated:

	Three Months Ended September 30,		Years Ended September 30,
	2004	2003	2004	2003
Production revenues (in thousands):
Gas (1)	$11,743	$ 9,968	$42,532	$34,276
Oil	$ 1,763	$ 1,083	$ 5,947	$ 4,307
Production volume:
Gas (mcf/day) (1) (2)	21,157	20,916	19,905	19,087
Oil (bbls/day) (2)	498	469	495	438
Total (mcfe/day) (2)	24,145	23,730	22,875	21,715
Average sales prices:
Gas (per mcf)	$ 6.03	$ 5.18	$ 5.84	$ 4.92
Oil (per bbl)	$ 38.52	$ 25.11	$ 32.85	$ 26.91
Production costs (3):
As a percent of production revenues	15%	19%	15%	18%
Per mcf equivalent unit	$ 0.92	$ 0.87	$ 0.87	$ 0.84
Depletion per equivalent mcfe	$ 1.36	$ 0.95	$ 1.22	$ 1.01

(1)	Excludes sales of residual gas and sales to landowners.

(2)	As used in this discussion, “mcf” and mmcf” means thousand cubic feet and million cubic feet; “mcfe” and “mmcfe” means thousand cubic feet equivalent and million cubic feet equivalent, and “bbls” means barrels. Bbls are converted to mcfe using the ratio of six mcfs to one bbl.

(3)	Production costs include labor to operate the wells and related equipment, repairs and maintenance, materials and supplies, property taxes, severance taxes, insurance, gathering charges and production overhead.